   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1997

                                                      REGISTRATION NO.333-

                                                       REGISTRATION NO.33-99338
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3

                                       TO

                      REGISTRATION STATEMENT ON FORM SB-2

                                      AND

                       REGISTRATION STATEMENT ON FORM S-3

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ------------------

                            FORWARD INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in its Charter)


                New York                              13-1950672
         (State or jurisdiction                    (I.R.S. Employer
           of incorporation or                    Identification No.)
              organization)


                            Forward Industries, Inc.
                             275 Hempstead Turnpike
                         West Hempstead, New York 11552
                                 (516) 564-1100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                 Theodore H. Schiffman, Chief Executive Officer
                            Forward Industries, Inc.
                             275 Hempstead Turnpike
                         West Hempstead, New York 11552
                     (516) 564-1100 / (516) 564-1117 (Fax)
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                                   Copies to:

                             Kenneth R. Koch, Esq.
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                551 Fifth Avenue
                            New York, New York 10176
                      (212) 661-6500/(212) 697-6686 (Fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _____________

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] ________________.

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE


===============================================================================================================================
                                                                  PROPOSED            PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE          MAXIMUM OFFERING       AGGREGATE OFFERING          AMOUNT OF
TO BE REGISTERED                        REGISTERED(1)          PRICE PER UNIT              PRICE             REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                         438,000 shares             $2.50(2)                $1,095,000                --(4)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                         175,000 shares             $1.00(2)               $   175,000               $51.63
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                        12,188,000 shares           $1.13(3)               $13,772,440             $4,062.87
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                 12,801,000 shares                                  $15,150,920             $4,114.50
===============================================================================================================================


(1) This Registration Statement covers, in addition, such indeterminable number of shares of Common Stock as may be issued on the exercise or conversion of the Convertible Securities by reason of adjustment of their respective exercise or conversion prices upon certain contingencies. Since such additional Common Stock, if issued, will be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the actual exercise or conversion price per share of the convertible security held by the holder thereof.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of high ($ 1.156 per share) and low ($1.094 per share) prices of the registrants Common Stock on the Nasdaq SmallCap Market on December 4, 1997.

(4) A registration fee with respect to these shares was paid upon the filing of the Registrant's Registration Statement on Form SB-2 (Registration Statement No. 33-99338).

                      -----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PURSUANT TO RULE 429 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED HEREIN RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION STATEMENT NO. 333-_____) AND REGISTRATION STATEMENT ON FORM SB-2 (REGISTRATION STATEMENT NO. 33-99338).

===============================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1997

                                   PROSPECTUS

                            FORWARD INDUSTRIES, INC.

                       12,801,000 Shares of Common Stock

         This Prospectus relates to the offering that may be made from time to time of up to 12,188,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Forward Industries, Inc., a New York corporation (the "Company"), by, or for the accounts of, the holders thereof (the "Selling Security Holders") (see "Selling Security Holders") and of up to 438,000 shares of Common Stock issuable upon the exercise of the Company's outstanding publicly traded Class B Warrants (the "Class B Warrants") and of up to 175,000 shares of Common Stock issuable upon the exercise of an outstanding warrant (the "Consultant's Warrant") issued to a consultant of the Company in September 1994. Of the 12,188,000 Shares being offered by the Selling Security Holders, (i) 3,324,000 were issued by the Company in 1997 in a private offering (the "Offering"); (ii) 3,324,000 are issuable upon the exercise of certain outstanding warrants (the "Offering Warrants") issued by the Company in the Offering; (iii) 2,216,000 are issuable upon the conversion of certain outstanding convertible promissory notes (the "Offering Notes"), issued by the Company in the Offering; and (iv) 3,324,000 are issuable upon the exercise of certain warrants issuable upon conversion of the Offering Notes (the "Conversion Warrants" and together with the Class B Warrants, the Consultant's Warrant, the Offering Warrants and the Offering Notes, the "Convertible Securities").

         The Common Stock is quoted on the Nasdaq SmallCap Market(R) (the "Nasdaq SmallCap Market") under the symbol "FORD." On December 4, 1997, the last sale price of the Common Stock as reported by the Nasdaq SmallCap Market was $1.13 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREIN FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Shares may be sold from time to time by the Selling Security Holders or their transferees. No underwriting arrangements have been entered into by the Selling Security Holders as of the date hereof. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or negotiated prices. Underwriting discounts and usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Security Holders in connection with sales of the Shares. To the extent required, the number of Shares to be sold, the name of the Selling Security Holder, the purchase price, the name of any agent or broker, and any applicable commissions, discounts or otherwise constituting compensation to such agents or brokers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution."

         The Company will receive proceeds upon the exercise of the Class B Warrants and the other warrants included in the Convertible Securities but will not receive any proceeds from the sale of the Shares. By agreement with the Selling Security Holders, the Company will pay all of the expenses incident to the registration of the Shares under the Securities Act (other than agent's or underwriter's commissions and discounts), estimated to be approximately $71,514.50.

         The Selling Security Holders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation.

                The date of this Prospectus is December __, 1997

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company (http://www.sec.gov). The Common Stock is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-KSB, for the fiscal year ended September 30, 1996; (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996; (3) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; (4) the description of the Common Stock, contained in the Company's Registration Statement on Form SB-2 dated March 1, 1996 (Registration No. 33-99338); (5) the Company's Current Report on Form 8-K dated April 25, 1997; (6) the Company's Current Report on Form 8-K dated June 9, 1997; (7) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997; and (8) the Company's Current Report on Form 8-K, dated September 30, 1997. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Forward Industries, Inc., 275 Hempstead Turnpike, West Hempstead, New York 11552; Attention: Chief Executive Officer. The Company's telephone number is: (516) 564-1100.

                                EXPLANATORY NOTE

         Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Prospectus relates to two Registration Statements. The registration statement of which this Prospectus forms a part constitutes the original filing of Registration Statement on Form S-3 (Registration No. 33-_________) relating to 12,363,000 Shares, and Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 (Registration No. 33-99338), relating to 438,000 shares of Common Stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; competitive factors in the industry, including additional competition from existing competitors or future entrants to the industry; social and economic conditions; local, state and federal regulations; changes in business strategy or development plans; the Company's indebtedness; availability, terms and deployment of capital (both debt and equity); availability of qualified personnel; and other factors referenced in this Prospectus and in the Company's filings with the Commission.

                                  THE COMPANY


         The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and the related notes appearing elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise indicated, information in this Prospectus does not reflect a proposed reverse split, with a ratio of one-for-two, of the outstanding shares of Common Stock for which the Company sought approval at its 1997 Annual Meeting of Shareholders. As used in this Prospectus, the term "Company" means, unless the context requires otherwise, the Company and its subsidiary, and their respective predecessors. Each prospective investor is urged to read this Prospectus in its entirety. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

         Forward Industries, Inc. (the "Company") is engaged in the design and manufacture of custom soft-sided carrying cases and bags from leather, nylon, vinyl and other synthetic fabrics (the "carrying case business"). These carrying cases and bags are utilized for transporting portable products such as cellular telephones, medical instruments, computers, and hand tools.

         The Company markets its custom carrying cases primarily to original equipment manufacturers, principally in the communications, medical, computer and testing and measurement equipment industries. Such cases are manufactured to customer specifications and usually bear the customer's identifying logo imprint. During the Company's fiscal year ended September 30, 1996 ("Fiscal 1996") approximately 45% of the Company's sales were made through seven independent sales representative organizations. The balance of such sales were made by Company personnel. In Fiscal 1996, approximately 14% of such sales were made to customers outside of the United States. The Company is increasing its emphasis upon such foreign sales in Asia and Europe. Four of the Company's customers, Motorola, Inc., Bayer Corporation (formerly Miles, Inc.), LifeScan, Inc. (a Johnson & Johnson Company) and Boehringer Mannheim Corporation, together with their respective affiliates, accounted for approximately 38% of the Company's net sales from continuing operations in Fiscal 1996. The loss of any of these customers would have a material adverse effect on the Company. In order to reduce its reliance upon major customers, whose orders may vary substantially from period to period depending upon the success of their products utilizing the Company's carrying cases, the Company is seeking to increase and diversify its customer base, particularly in Asia and Europe. As of October 31, 1997, the Company had approximately 110 active carrying case customers.

         In April 1995, the Company commenced marketing a line of notebook computer carrying cases to retailers and consumers under the Terrapin(R) brand name. These cases, which are manufactured in nylon, leather and hard shell thermoformed materials, provide storage space for the computer and related items and may be utilized as a "portable office" by the computer user. The Company believes that the growth of the notebook computer market offers it an opportunity to diversify its product line, to sell to customers other than original equipment manufacturers, and to establish a brand identity for its products under the Terrapin(R) name. The target sales areas for this line are large retail chain computer outlets, large direct mail order houses and small computer equipment manufacturers and resellers.

         The Company believes that the continuing growth of the personal computer industry, in particular the increasing demand for portable computer technology and computer accessories, provides a growing market for the Company's products under the Terrapin(R) name. The Company also believes that its carrying case business will benefit from the continued proliferation of other types of personal and portable electronic and medical devices, such as cellular telephones, electronic organizers, emergency medical equipment and home medical units.

         The Company's strategy for achieving its goal of becoming a world leader in the carrying case business consists of (i) producing products of a superior quality to its competitors, in terms of both durability and efficiency of design, thus allowing the Company to charge a premium over its competitors' products and raising the standards by which such products are judged; (ii) tapping new international markets in Europe and Asia through an increased sales presence and higher visibility while taking advantage of a growing market in the United States; and (iii) seeking out additional original equipment manufacturer relationships with portable device producers for the sale of the Company's products in conjunction with such devices under the names of their producers.

         The Company has its principal executive offices at 275 Hempstead Turnpike, West Hempstead, NY 11552, and its telephone number is 516-564-1100. The Company's principal manufacturing facility is located at 702 South Chapin

Street, South Bend, Indiana 46624. The Company also maintains additional office and manufacturing facilities in Indiana and warehouse/quality control facilities and an office in Hong Kong, as well as sales offices in Coppenhagen, Denmark and Sidney, Australia.

                              RECENT DEVELOPMENTS

1997 PRIVATE PLACEMENT

         On December 4, 1997 the Company consummated the Offering, consisting of a private placement of an aggregate of 55.4 units, each unit consisting of
(i) 60,000 shares of Common Stock, (ii) one (1) Offering Warrant to purchase up to 60,000 shares of Common Stock ("Warrant Shares"), exercisable at any time from and after the later of (a) the Authorization Date (as defined below) or
(b) twelve (12) months from the declaration of effectiveness by the Commission of a registration statement with respect to the Warrant Shares, in compliance with the Securities Act of 1933, as amended, (the "Effective Date") and until March 15, 1999, at an exercise price of $2.00 per Warrant Share, and (iii) one
(1) Offering Note in the principal amount of $10,000, bearing interest at a rate of 10% per annum (the principal balance and accrued interest of which are due and payable one (1) year from the final closing of the Offering), each Offering Note convertible, at the sole option of the Company, into 40,000 shares of Common Stock and one (1) Conversion Warrant at any time from and after the later of (i) Authorization Date, and (ii) one hundred (100) days following the Effective Date, at $25,000 per unit for an aggregate of $1,385,000. If the Company exercises its option to convert any outstanding Offering Notes, it must simultaneously exercise its option to convert all of the outstanding Offering Notes. The Authorization Date shall be August 7, 1997, the date on which the shareholders of the Company authorized an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock the Company is authorized to issue to a number sufficient to permit the exercise and conversion of all securities exercisable or convertible into Common Stock (the "Authorization"). Certain executive officers and directors of the Company have invested in the Offering, including William E. Mooar who invested $100,000.

SALE OF BROOKLYN FACILITY

         The Company has entered into an Agreement, dated as of July 31, 1997, for the sale of its real property located in Brooklyn, New York, for an aggregate purchase price of $830,000, subject to adjustment. This transaction was consummated on December 4, 1997.

REVERSE STOCK SPLIT

         On August 7, 1997, at their Annual Meeting, the Shareholders of the Company authorized a one-for-two reverse stock split of the issued and outstanding Common Stock of the Company. The Board of Directors and management of the Company have exercised their discretion to not implement such reverse stock split as of December 4, 1997, but reserve the right to do so in the future.

SALE OF ADVERTISING SPECIALTIES BUSINESS

         The Company entered into an Asset Purchase Agreement, dated as of September 5, 1997, for the sale of substantially all of the assets associated with the operation of its advertising specialities business for an aggregate purchase price of $1,350,000, subject to adjustment. This transaction was consummated on September 30, 1997.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN THE SHARES OFFERED HEREBY.

LACK OF PROFITABILITY IN FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995.

         The Company suffered a net loss from continuing operations of $277,485 for the fiscal year ended September 30, 1995 ("Fiscal 1995"), and of $1,058,272 for the fiscal year ended September 30, 1996 ("Fiscal 1996"). In Fiscal 1995, the Company also suffered a loss of $756,217 from its discontinued operations resulting in a net loss of $1,033,702. Although the Company had net income of $40,809 for the fiscal quarter ended December 31, 1996, and net income of $20,790 for the fiscal quarter ended March 31, 1997 and of $60,235 for the fiscal quarter ended June 30, 1997, there is no assurance that the Company's continuing operations thereafter will operate at a profit.

INADEQUACY OF CASH FLOW FROM OPERATIONS AND CREDIT LINES.

         The Company's cash commitments for the 12 month period commencing December 1, 1997 include aggregate minimum base compensation of approximately $575,000 to officers of the Company and minimum rent of approximately $373,800 (aggregating approximately $948,800). The Company also incurs overhead and other costs such as salaries, related benefits, office expenses, professional fees and similar expenses. For the Company's fiscal year ended September 30, 1996, general and administrative expenses, which includes compensation and rent, totaled $2,331,779. The Company also expends funds on the production and development of projects. At September 30, 1997, the Company had cash and cash equivalents of $1,069,654 and accounts receivable of $3,022,699. If the Company continues to report losses and expends additional funds on development and production of projects in excess of its current resources and future cash receipts, the Company will be required to reduce its expenses to a level below its revenues, raise additional capital and/or borrow funds to sustain its operations. If other external sources of funds are not available to the Company and future cash revenues are not sufficient to meet the Company's cash needs, the Company plans to reduce the compensation of its officers, office staff and other personnel and the number of development projects that it will fund. The Company has not made any specific plans or entered into any agreements to reduce the level of its expenditures in the event that such reductions become necessary. The discontinuance of certain operations of the Company consumed significant cash in the fiscal years ended September 30, 1994 ("Fiscal 1994") and Fiscal 1995. The Company's bank line of credit is not adequate to support the Company's current operations and cash flows from continuing operations from time to time have been insufficient to meet the Company's cash needs. Since September 1995, the Company borrowed $557,200 from a related party, which loan subsequently was converted into 287,600 shares of the Company's Common Stock. In September 1995, the Company borrowed an additional $100,000 from a related party and, in February 1996, borrowed $250,000 from an unrelated party. Additionally, the Offering Notes will remain outstanding debt obligations of the Company until such time as they are converted. (See "Recent Developments -- 1997 Private Placement") The Company anticipates continuing cash pressures, due, among other things, to the timing of payments on its receivables, and there is no assurance that the Company will be able to obtain additional financing, on favorable terms, or at all, when needed. Failure to obtain such financing could have a material adverse effect on the Company.

         Any expansion of the Company's operations will require additional financing through borrowing and/or the sale of additional securities. There is no assurance that additional financing will be available or, if available, that the terms thereof will not be unduly burdensome on the Company.

         The Company's bank line of credit, which was scheduled to mature on December 31, 1996, has been extended to December 31, 1997. Although the Company has been in violation of certain of its financial ratio covenants with the bank, such covenants have been waived through December 31, 1997. The line of credit (under which $933,294 was outstanding as of October 31, 1997) is secured by a lien on all of the Company's assets, and a portion of outstanding indebtedness under the line is personally guaranteed by the Company's Chairman. There is no assurance that the bank will offer to renew the line of credit upon its maturity on December 31, 1997, and if an offer of renewal is made whether the Company will be able to accept the offered terms. If the line of credit is not renewed or a demand for payment is made on maturity, there is no assurance that the Company could obtain replacement financing. While management has sought alternative financing from other institutional lenders to replace its existing line of credit, it has not received any commitment to date and there can be no assurance that any alternative financing will be available or, if available, will be on terms which are not unduly burdensome to the Company. The

Company has, from time to time, been provided with letters of credit by a corporation controlled by a party related to the Company's Chairman. The Company pays a commission for the opening and collection of such letters of credit and interest at 1.5% over the prime rate. There can be no assurance that such letters of credit will be available in the future on terms acceptable to the Company, or at all. Failure to obtain such letters of credit in the future could have a material adverse effect on the Company.

POSSIBLE INABILITY TO REALIZE BENEFIT OF DEFERRED INCOME TAX ASSETS.

         The Company's balance sheet at June 30, 1997 includes deferred tax assets aggregating $2,152,272 or approximately 23% of the Company's total assets, of which $6,080,200 are classified as current. To the extent that the Company's operations are not profitable, the Company would not be able to realize the benefit of its deferred tax assets. Without such deferred tax assets, at June 30, 1997, the Company's shareholders' equity at such date of 4,068,984 would have been reduced by $2,152,272 to a shareholders' equity of $1,916,712 and the Company's working capital at June 30, 1997 would have been reduced from $2,114,511 to $1,715,511.

         The Company's belief that its deferred tax assets will be realized is based upon a number of factors. The Company has been in business for over 35 years. Although the Company sustained a loss from continuing operations during Fiscal 1996 and Fiscal 1995, pretax income from continuing operations was $473,000 in Fiscal 1994 and $337,000 in Fiscal 1993 and the Company had net income in the nine months ended June 30, 1997 and expects to report a profit for the year ended September 30, 1997. The loss in Fiscal 1995 was primarily a result of discontinued operations, expenses incurred in the launch of the Company's new Terrapin(TM) line of computer carrying cases and overseas quality control problems, which quality control problems have been largely resolved. Given the significance of the Company's deferred tax assets, the failure of the Company to realize the benefit of its deferred tax assets would have a material adverse effect on the Company's working capital and net worth.

DEPENDENCE ON FOREIGN MANUFACTURERS.

         During Fiscal 1995, approximately 60% of the Company's carrying cases were manufactured overseas (primarily in Asia) by various contractors, one of whom accounted for approximately one-third of the Company's carrying case production. During Fiscal 1996, the number of the Company's carrying cases manufactured overseas increased to approximately 63%. In order to maintain competitive pricing, it is anticipated that the use of overseas contractors will increase. Any interruption in this source of supply would have a material adverse effect on the Company. Utilizing foreign sources of supply requires additional advanced planning and control and more rapid payment for merchandise, and such sources are subject to special risks such as potential political instability, unanticipated trade restrictions, war and shipping delays.

DEPENDENCE ON SIGNIFICANT CUSTOMERS.

         The Company currently has several customers for its carrying cases that each account for a significant percentage of the Company's business. For Fiscal 1995, three of the Company's customers accounted for approximately 19%, 11% and 10%, respectively, of the Company's sales. In Fiscal 1996, two customers accounted for approximately 14% and 12%, respectively, of the Company's sales. As of October 31, 1997, two customers accounted for approximately 28.2% and 21.6%, respectively of the Company's sales. The loss of any of these customers (whether as a result of such customer purchasing its requirements from another manufacturer, deciding to manufacture its own carrying cases or eliminating the inclusion of carrying cases with its product) could have a material adverse effect on the Company.

CONCENTRATION OF CREDIT RISK.

         While the Company has not experienced significant losses in extending credit to customers, at September 30, 1995, three customers accounted for approximately 60% of the Company's accounts receivable and at September 30, 1996, two customers accounted for approximately 47% of the Company's accounts receivable. As of October 31, 1997, two customers accounted for approximately 51% of the Company's accounts receivable. The failure of any of such customers to pay the Company such amounts when and as due would have a material adverse effect on the Company.

INTENSE COMPETITION AND EASE OF ENTRY.

         There is intense competition in the sale of carrying cases and advertising specialties. Since no significant proprietary technology is involved in the production of the Company's products, others may enter the business with relative ease to compete with the Company.

RELIANCE ON KEY PERSONNEL.

         The Company is highly dependent on the personal efforts and services of Theodore H. Schiffman, Chairman and Chief Executive Officer, William E. Mooar, President, and Michael Schiffman, Executive Vice President. The Company has an employment agreement with Theodore H. Schiffman for a term expiring September 30, 2000, with William E. Mooar for a term expiring October 14, 1998, and with Michael Schiffman for a term expiring October 31, 2000. The business of the Company would be materially and adversely affected if the Company lost the services of any of such executives. The Company does not have key person life insurance as to any of such individuals.

ABSENCE OF CASH DIVIDENDS.

         The Company has not paid any cash dividends in more than ten years. The payment of future cash dividends by the Company, if any, will depend upon the Company's short-term and long-term cash availability, working capital, working capital needs and other factors, as determined by the Company's Board. The Company does not anticipate that cash dividends will be paid in the foreseeable future.

CONTROL BY INSIDERS.

         Four members of the Board, including the Company's Chief Executive Officer, President and Executive Vice President, together with its Secretary, directly or indirectly, beneficially own 1,530,384 shares of Common Stock, aggregating approximately 15.6% of the issued and outstanding capital stock of the Company. By virtue of their ownership of such Common Stock, such executive officers and directors or their affiliates may, collectively, be deemed to control the Company through the exercise of sufficient voting power to effectively control (or, at least, exercise a significant influence upon) the election of the Company's Board, direct the appointment of the Company's officers and, in general, significantly influence the outcome of any corporate transaction or other matter submitted to the Company's shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets, and to prevent or cause a change in control of the Company.

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND OTHER CONVERTIBLE SECURITIES.

         For the respective terms of outstanding options, warrants and other convertible securities granted by the Company, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock. Without giving effect to the reverse stock split described elsewhere in this Prospectus, as of December 4, 1997, 11,219,500 shares of Common Stock (or an additional 115% of the outstanding Common Stock) are issuable upon the exercise or conversion of such securities at prices ranging from $0.25 to $2.00 per share. Of these, 8,864,000 Shares are issuable pursuant to Offering Warrants (the "Offering Warrant Shares"), the Offering Notes (the "Offering Note Shares") and the Conversion Warrants without giving effect to the proposed reverse stock split. In November 1996, the Company's Board adopted, and in August 1997, the Company's shareholders approved, the Company's 1996 Stock Incentive Plan (the "Plan"), pursuant to which up to 8,000,000 shares of Common Stock may be issued to officers and employees of the Company upon the exercise of incentive stock options and nonqualified stock options. Options to purchase up to 1,742,500 shares of Common Stock have been granted under such Plan as of December 4, 1997 (without giving effect to the proposed reverse stock split). The terms on which the Company may obtain additional financing during the respective terms of these stock options, warrants and other convertible securities may be adversely affected by their existence. The holders of such stock options, warrants and convertible promissory notes may exercise or convert such securities, as the case may be, at a time when the Company might be able to obtain additional capital through a new offering of securities or other form of financing on terms more favorable than those provided by such stock options and warrants.

POTENTIAL ANTI-TAKEOVER MEASURES.

         At the Company's Meeting of Shareholders in 1997 the Company obtained shareholder approval of authorization to issue "blank check" preferred stock. The Board has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences thereof including their redemption, dividend and conversion rights. The ability of the Company to issue the authorized but unissued shares of preferred stock could be utilized to impede potential take-overs of the Company.

RISKS OF LOW-PRICED STOCKS.

         The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to the Company's securities if such securities continue to be listed on the Nasdaq SmallCap Market, as to which there can be no assurance, and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were to be removed from listing on the Nasdaq SmallCap Market or otherwise become subject to the existing rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

RISK OF LOSS OF LISTED STATUS OF COMMON STOCK ON THE NASDAQ SMALLCAP MARKET.

         On August 25, 1997, the National Association of Securities Dealers announced new listing requirements which require, among other things, that all issuers of securities listed on the Nasdaq SmallCap Market maintain a continued minimum bid price per share of such securities of $1.00. All such issuers have been granted six months to comply with the new requirements. The per share price of the Company's Common Stock as of December 4, 1997 was $1.13. There can be no assurances that the per share price of the Company's Common Stock will remain above $1.00 within the designated time-frame, or that such price can be maintained. A consequence of the failure to maintain a bid price per share of $1.00 may be the de-listing of the Common Stock from the Nasdaq SmallCap Market, which may have a material adverse effect on the market value of the Common Stock and on the ability of the Company to obtain additional financing.

FUTURE SALES OF COMMON STOCK.

         Of the 9,791,062 shares of Common Stock currently outstanding, approximately 41% of such shares are "restricted stock" as that term is defined under Rule 144 promulgated under the Securities Act and under certain circumstances may be sold without registration pursuant to such rule. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Company's securities although any future sales of substantial amounts of securities pursuant to Rule 144 could adversely affect prevailing market prices.

HONG KONG - TRANSFER OF SOVEREIGNTY.

         A portion of the operations of the Company are currently located in Hong Kong. As a result, the Company's business, results of operations and financial condition may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong transferred from the United Kingdom to the People's Republic of China, and Hong Kong became a Special Administrative Region of China (an "SAR"). As provided in the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of the Hong Kong SAR of China (the "Basic Law"), the Hong Kong SAR will have a high degree of autonomy except in foreign and defense affairs. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and full economic autonomy for 50 years. However, there can be no assurance that the transfer of sovereignty and changes in political or other conditions will not result in an adverse impact on the Company's business, results of operations or financial condition.

                                USE OF PROCEEDS

         The net proceeds to the Company from the exercise of the Class B Warrants, the Consultant's Warrant, the Offering Warrants and the Conversion Warrants (collectively, the "Warrants") are estimated to be $15,270,000. The Company is unable to predict the time, if ever, when the Warrants will be exercised. Accordingly, it is expected that the net proceeds from the sale of the Shares underlying the Convertible Securities will be used by the Company for general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders, nor from the conversion of the Convertible Note or the Offering Notes.

                            SELLING SECURITY HOLDERS

         The following table sets forth the ownership of the Common Stock by the Selling Security Holders as of the date such information was provided to the Company. Since the dates such information was provided to the Company, such information may have changed. Any or all of the Shares listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the number of Shares that will be held by the Selling Security Holders upon termination of this offering. Except as otherwise indicated, the Selling Security Holders listed in the table have sole voting and investment powers with respect to the Shares indicated.

                                      NUMBER OF
                                      SHARES OF
       NAME OF                         COMMON
       SELLING                       STOCK OWNED               NUMBER OF
      SECURITY                      BEFORE THE                   SHARES
       HOLDER                         OFFERING                  OFFERED
-------------------------------------------------------------------------------
Elias Abrishami                      383,000(1)                220,000(1)
Rafi Abrishami                       352,000(1)                220,000(1)
Hedy Bagatelle                       220,000(1)(21)            220,000(1)
Warren Bagatelle                     220,000(1)(21)            220,000(1)
Karen Baker (2)                      308,003(3)                308,000(3)
Jerome Ball                          220,000(1)                220,000(1)
Clifford Berger                      707,800(4)(23)            660,000(4)
Mark Berman(5)                       573,533(4)(24)(28)        550,000(28)
Harvey Bibicoff                      440,000(6)(25)            440,000(6)
Robert Ellin                         707,000(7)                682,000(7)
Douglas Ellin                        220,000(1)                220,000(1)
Howard Ellin                         220,000(1)                220,000(1)
Benjamin Fishoff (8)                 220,000(1)                220,000(1)
Cheryl Fishoff (9)                 1,048,000(10)               968,000(10)
HSB Capital                          220,000(1)                220,000(1)
Jay Krigsman                         220,000(1)                220,000(1)
William E. Mooar (11)              1,180,000(12)(13)(26)       880,000(12)(13)
M.S.B. Research Inc.                 220,000(1)                220,000(1)
Millworth Investments              1,760,000(14)             1,760,000(14)
Palmerston Securities Limited        434,300(15)               330,000(15)
Paul Raffin                          220,000(1)                220,000(1)
Jeffrey Spiegel                      220,000(1)                220,000(1)
Joseph Guccione as Custodian for
  Richard Guccione                   528,000(16)               528,000(16)

Joseph Guccione as Custodian for
  Josepth Guccione, Jr.              528,000(16)               528,000(16)
Michael Philipps                     220,000(1)                220,000(1)
Eaglehurst Corporation N.V.          352,000(17)               352,000(17)
Michael J. Sbuttoni                   44,000(19)                44,000(19)
Philip & Anna Ciuffo                 132,000(18)               132,000(18)
Martin Golden                         44,000(19)                44,000(19)
Ralph Mesce                           44,000(19)                44,000(19)
Salvatore Castiglione                 44,000(19)                44,000(19)
Melvin Berfond                        44,000(19)                44,000(19)
Cowen & Company as Custodian for
  Robert Ellin
  Profit Sharing Plan                659,000(27)               550,000(27)
Laurence Bank                        143,300(20)(22)           110,000(20)
Jeffrey Tamis                        110,000                   110,000(20)



(1) Includes 60,000 Shares issuable upon the exercise of Offering Warrants, 40,000 Shares issuable upon the conversion of Offering Notes and 60,000 Shares issuable upon the exercise of Conversion Warrants.

(2)  Ms. Baker is the daughter of the Company's Chief Executive Officer.

(3) Includes 84,000 Shares issuable upon the exercise of Offering Warrants, 56,000 Shares issuable upon the conversion of Offering Notes and 84,000 Shares issuable upon the exercise of Conversion Warrants.

(4) Includes 180,000 Shares issuable upon the exercise of Offering Warrants, 120,000 Shares issuable upon the conversion of Offering Notes and 180,000 Shares issuable upon the exercise of Conversion Warrants.

(5)  Mr. Berman has provided financial consulting services to the Company.

(6) Includes 120,000 Shares issuable upon the exercise of Offering Warrants, 80,000 Shares issuable upon the conversion of Offering Notes and 120,000 Shares issuable upon the exercise of Conversion Warrants.

(7) Includes 186,000 Shares issuable upon the exercise of the Offering Warrants, 124,000 Shares issuable upon the conversion of Offering Notes and 186,000 Shares issuable upon the exercise of Conversion Warrants.

(8) Mr. Fishoff is married to Cheryl Fishoff, who is the sister of the Company's Chief Executive Officer.

(9)  Ms. Fishoff is the sister of the Company's Chief Executive Officer.

(10) Includes 264,000 Shares issuable upon the exercise of Offering Warrants, 176,000 Shares issuable upon the conversion of Offering Notes and 264,000 Shares issuable upon the exercise of Conversion Warrants.

(11) Mr. Mooar is the President of the Company.

(12) Includes 240,000 Shares issuable upon the exercise of Offering Warrants, 160,000 Shares issuable upon the conversion of Offering Notes and 240,000 Shares issuable upon the exercise of Conversion Warrants.

(13) Held beneficially on Mr. Mooar's behalf in a self-directed retirement account.

(14) Includes 480,000 Shares issuable upon the exercise of Offering Warrants, 320,000 Shares issuable upon the conversion of Offering Notes and 480,000 Shares issuable upon the exercise of Conversion Warrants.

(15) Includes 90,000 Shares issuable upon the exercise of Offering Warrants, 60,000 Shares issuable upon the conversion of Offering Notes and 90,000 Shares issuable upon the exercise of Conversion Warrants.

(16) Includes 144,000 Shares issuable upon the exercise of Offering Warrants, 96,000 Shares issuable upon the conversion of Offering Notes and 144,000 Shares issuable upon the exercise of Conversion Warrants.

(17) Includes 96,000 Shares issuable upon the exercise of Offering Warrants, 64,000 Shares issuable upon the conversion of Offering Notes and 96,000 Shares issuable upon the exercise of Conversion Warrants.

(18) Includes 36,000 Shares issuable upon the exercise of Offering Warrants, 24,000 Shares issuable upon the conversion of Offering Notes and 36,000 Shares issuable upon the exercise of Conversion Warrants.

(19) Includes 12,000 Shares issuable upon the exercise of Offering Warrants, 8,000 Shares issuable upon the conversion of Offering Notes and 12,000 Shares issuable upon the exercise of Conversion Warrants.

(20) Includes 30,000 Shares issuable upon the exercise of the offering Warrants, 20,000 Shares issuable upon the conversion of Offering Notes and 30,000 Shares issuable upon the exercise of Conversion Warrants

(21) Hedy Bagatelle and Warren Bagatelle are husband and wife. Excludes shares owned by spouse.

(22) Includes 5,000 shares held beneficially by Mr. Bank's wife, and 13,300 held beneficially by Mr. Bank as custodian for his minor children.

(23) Includes 47,800 shares held in a KEOUGH.

(24) Includes 21,225 shares issuable upon the exercise of Class B Warrants.

(25) Includes 120,000 shares issuable upon the exercise of certain stock options.

(26) Includes 300,000 shares issuable upon the exercise of certain stock options.

(27) Includes 150,000 Shares issuable upon the exercise of Offering Warrants, 100,000 Shares issuable upon the conversion of Offering Notes and 150,000 Shares issuable upon the exercise of Conversion Warrants.

                          DESCRIPTION OF CAPITAL STOCK

         A description of the Company's capital stock is contained in the Company's Registration Statement on Form SB-2 dated March 1, 1996, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                              PLAN OF DISTRIBUTION

         The Shares offered by this Prospectus may be sold from time to time by the Selling Security Holders or by transferees thereof. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Security Holder in connection with sales of the Shares. To the extent required, the number of Shares to be sold, the name of the Selling Security Holder, the purchase price, the name of any agent or broker, and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.

         In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Shares.

         Pursuant to terms of the Convertible Securities and certain Registration Rights Agreements, the Company will pay all the fees and expenses incident to the registration of the Shares (other than underwriting discounts and commissions, if any, and the Selling Security Holders' counsel fees and expenses, if any).

         In addition, the Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act. In addition, each Selling Security Holder has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act. Such agreements also provide for rights of contribution if such indemnification is not available.

     LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by New York law. New York law provides that directors of a company will not be personally liable for damages for breach of their fiduciary duties as directors, except for liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the New York Business Corporation Law.

         The Company's Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by New York law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

         The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176.

                                    EXPERTS

         The consolidated financial statements of the Company as of September 30, 1996 and for both of the years in the two year period then ended, incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996 have been so incorporated in reliance on the report of Miller, Ellin & Company, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

===============================================================================

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                              --------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information....................................................   2
Incorporation of Certain Documents by Reference..........................   2
Explanatory Note.........................................................   2
Special Note Regarding Forward Looking Statements........................   3
The Company..............................................................   4
Recent Developments......................................................   5
Risk Factors.............................................................   6
Use of Proceeds..........................................................  10
Selling Security Holders.................................................  10
Description of Capital Stock.............................................  13
Plan of Distribution.....................................................  14
Limitation of Liability and Indemnification of Directors and Officers....  14
Legal Matters............................................................  15
Experts..................................................................  15

===============================================================================

===============================================================================





                               12,801,000 SHARES



                                 -------------



                                    FORWARD
                                INDUSTRIES, INC.










                                  COMMON STOCK





                              -------------------

                                   PROSPECTUS

                              -------------------







                               DECEMBER __, 1997





===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):


         SEC Registration Fee ............................$ 4,114.50
         Legal Fees and Expenses..........................$35,000
         Accounting Fees and Expenses.....................$10,000
         Transfer Agent and Registrar Fees................$ 4,400
         Miscellaneous....................................$18,000
         Total............................................$71,514.50
                                                          ==========

* Estimate

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York, the Company's jurisdiction of incorporation, which provides for indemnification of directors and officers under certain circumstances.

         Article IX of the Company's By-Laws provides as follows:

                                "Indemnification

         (a) The Corporation shall, to the fullest extend now or hereafter permitted by the New York Business Corporation Law, indemnify any director or officer who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such director or officer if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legal entitled.

         (b) The Corporation may indemnify any other person (including, without limitation, corporate personnel other than directors or officers) to whom the Corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

         (c) The Corporation shall, from time to time, reimburse or advance to any person referred to in Section (a) the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section (a), upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that
(i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         (d) The right to indemnification conferred by Section (a) shall not be retroactive to events occurring prior to the adoption of this Article IX.

         (e) This Article IX may be amended, modified or repealed either by action of the Board of Directors of the Corporation or by the vote of shareholders. Any repeal or modification of the foregoing provisions of this
Article IX shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification."


ITEM 16. EXHIBITS

(a)      The following exhibits are filed herewith:

*3.1     Certificate of Incorporation, as amended.

**3.2    By-Laws

***3.3   Amendment to By-Laws (Article I, Section 2)

3.4      Amendment to Certificate of Incorporation (Article Third) listed as
         Exhibit 3.1 hereto.

4.1      Form of Convertible Promissory Note

4.2      Form of Warrant

4.3      Form of Registration Rights Agreement

5.1      Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

23.1     Consent of Miller, Ellin & Company

23.2 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in Opinion filed as Exhibit 5.1)

--------------
* Incorporated by reference to exhibit 2(a) to the Company's Registration Statement on Form 10-SB.

** Incorporated by reference to exhibit 2(b) to the Company's Registration Statement on Form 10-SB.

*** Incorporated by reference to exhibit 3(c) to the Company's Registration Statement on Form SB-2 filed on November 13, 1995 (Registration Statement No. 33-99338)

ITEM 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any lability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 ("Registration Statement") and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of West Hempstead, State of New York on December 9, 1997.


                                            FORWARD INDUSTRIES, INC.



                                            By: /s/ Theodore H. Schiffman
                                               ________________________________
                                               Theodore H. Schiffman
                                               Chairman, Chief Executive Officer
                                               and Chief Financial Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore H. Schiffman and William E. Mooar, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file (I) any and all pre- or post-effective amendments to this Registration Statement, and other documents in connection therewith, and (ii) a Registration Statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                         Title                    Date
         ---------                         -----                    ----


/s/ Theodore H. Schiffman        Chairman of the Board,       December 9, 1997
--------------------------    Chief Executive Officer and
    Theodore H. Schiffman       Chief Financial Officer
                                   (Principal Executive
                                Officer and Financial and
                                   Accounting Officer)


/s/ William E. Mooar              President and Director      December 9, 1997
--------------------------
    William E. Mooar


/s/ Michael Schiffman          Executive Vice President and   December 9, 1997
--------------------------              Director
    Michael Schiffman

/s/ Noah Fleschner                      Director              December 9, 1997
--------------------------
    Noah Fleschner

                               Index to Exhibits
                               -----------------
                                                                      Page In
                                                                     Sequential
                                                                     Numbering
Exhibit No.                                                            System
-----------                                                            ------

*3.1          Certificate of Incorporation, as amended.

**3.2         By-Laws

***3.3        Amendment to By-Laws (Article I, Section 2)

3.4           Amendment to Certificate of Incorporation (Article
              Third) listed as Exhibit 3.1 hereto.

4.1           Form of Convertible Promissory Note

4.2           Form of Warrant

4.3           Form of Registration Rights Agreement

5.1           Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

23.1          Consent of Miller, Ellin & Company

23.2          Consent of Squadron, Ellenoff, Plesent & Sheinfeld,
              LLP (contained in Opinion filed as Exhibit 5.1)

--------------
*    Incorporated by reference to exhibit 2(a) to the Company's
     Registration Statement on Form 10-SB.

**   Incorporated by reference to exhibit 2(b) to the Company's
     Registration Statement on Form 10-SB.

***  Incorporated by reference to exhibit 3(c) to the Company's
     Registration Statement on Form SB-2 filed on November 13, 1995 (Registration Statement No. 33-99338).